UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2005

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-16439	94-1499887

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota	55402-3232

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 758-5200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

     On March 31, 2005, Fair Isaac Corporation (the “Company”) entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, governing the Company’s 1.5% Senior Convertible Notes, Series B due August 15, 2023 (the “New Notes”). The New Notes were issued on March 31, 2005 in connection with the closing of the Company’s offer to exchange (the “Exchange Offer”) $400,000,000 principal amount of New Notes for any or all of the Company’s outstanding 1.5% Senior Convertible Notes due August 15, 2023 (the “Old Notes”). In connection with the closing of the Exchange Offer, the Company issued $399,674,000 principal amount of New Notes in exchange for $399,674,000 principal amount of validly tendered Old Notes.

     The Indenture governs the terms of the New Notes. The New Notes bear regular interest at an annual rate of 1.5% payable on August 15 and February 15 of each year, beginning August 15, 2005. Beginning August 15, 2008, the Company will not pay regular interest on the New Notes, but interest will accrue at the rate of 1.5%, compounded semi-annually, and be due and payable upon the earlier to occur of redemption, repurchase or final maturity. Under certain circumstances described in the Indenture, the Company will pay contingent interest to holders of the New Notes during any six-month period from August 15 through February 14 and from February 15 through August 14, commencing with the six-month period beginning on August 15, 2008. Holders of the New Notes have the right, under certain circumstances, to convert New Notes into cash with respect to the principal amount of the New Notes, and, with respect to the conversion value in excess of the principal amount of New Notes surrendered for conversion, common stock, or at the Company’s election, cash or a combination of cash and common stock. Holders have the right to require the Company to repurchase all or part of the New Notes for cash on August 15, 2007, August 15, 2008, August 15, 2013 and August 15, 2018 at a price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest to, but not including, the date of repurchase. On or after August 15, 2008, the Company may redeem for cash all or a part of the New Notes at a redemption price equal to 100% of the principal amount of the New Notes being redeemed, plus accrued and unpaid interest to, but not including, the date of redemption. Upon the occurrence of a change in control, holders of the New Notes may require the Company to purchase all or a part of their New Notes for cash at a price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest to, but not including, the purchase date, subject to certain limitations. In addition, in the event of certain changes in control prior to August 15, 2008, the Company will pay a make-whole premium, equal to a percentage of the principal amount of the New Notes, upon conversion of the New Notes, as provided pursuant to the terms of the Indenture.

     The New Notes may be accelerated upon the occurrence and during the continuance of the events of default specified in the Indenture. The events of default include failure to pay principal or premium on any New Note when due, failure to pay interest on any New Note when due and such failure continues for 30 days, failure to provide timely notice of a change in control, and certain events of bankruptcy, insolvency or reorganization of the Company or certain of its subsidiaries.

     A copy of the Indenture is filed herewith as Exhibit 10.1. The preceding disclosure is qualified in its entirety by reference to Exhibit 10.1, which is incorporated by reference herein.

Item 2.03 Creation of Direct Financial Obligation.

     The response to Item 1.01 above is incorporated by reference.

Item 3.02 Unregistered Sale of Equity Securities.

     On March 31, 2005, the Company concluded the Exchange Offer. During the offering period, approximately $399,674,000 principal amount of Old Notes were tendered for New Notes. The Company has accepted all tendered Old Notes, and in exchange, has issued a like principal amount of New Notes.

     The New Notes have been issued solely to existing security holders of the Company pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. The Company did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts, in connection with the Exchange Offer.

     The New Notes are convertible into common stock of the Company. The initial conversion price, subject to adjustment upon the occurrence of certain events, is $43.9525 per share of the common stock of the Company. Holders of the New Notes have the right, under certain circumstances, to convert New Notes into cash with respect to the principal amount of the New Notes, and, with respect to the conversion value in excess of the principal amount of New Notes surrendered for conversion, common stock, or at the Company’s election, cash or a combination of cash and common stock. The information under the heading “Description of the New Notes – Conversion of New Notes” in the Company’s Offering Circular dated March 10, 2005, filed with the Securities and Exchange Commission as Exhibit (a)(1)(A) to the Company’s Schedule TO, originally dated February 25, 2005, as amended, is incorporated herein by reference and more fully describes the terms of conversion of the New Notes.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description
10.1	Indenture, dated as of March 31, 2005, between Fair Isaac Corporation and Wells Fargo Bank, National Association

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2005	Fair Isaac Corporation

	By:	/s/ Andrea M. Fike

Name: Andrea M. Fike
Title: Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED MARCH 31, 2005

Exhibit	Description
10.1	Indenture, dated as of March 31, 2005, between Fair Isaac Corporation and Wells Fargo Bank, National Association